     Community Bank Shares of Indiana, Inc.

News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 1st quarter earnings

     NEW ALBANY, Ind. (April 17, 2002) - Community Bank Shares of Indiana,  Inc.
reported net income for the three  months ended March 31, 2002,  of $718,000 (or
$0.29 per diluted share) compared with $834,000 (or $0.33 per diluted share) for the same period last year. The Company's  total assets as of March 31, 2002 grew to $443.3 million from $429.6 million at December 31, 2001, an increase of 3.2%.
The growth in total assets was driven primarily by an increase in net loans. Net loans grew $7.8 million,  or 2.6%, to $303.2 million for the same period, as the
Company continued to focus on commercial and consumer lending.  Asset growth for the quarter  ended March 31, 2002 was funded  primarily by increases in deposits and FHLB advances.

     First quarter  results were  affected by increased  operating  expenses,  a reduced  effective  income tax rate, and a lower net interest  margin  resulting from the rapid  decline in interest  rates  during  2001.  Non-interest  expense increased  due to the  Company's  emphasis  on  improvements  to its  technology infrastructure,  retail delivery systems, and operational  processes.  "Over the course of 2001, the Company completed a thorough review of its technological and operational  capabilities.  This review resulted in several initiatives:  online banking and electronic  bill payment,  the  combination of two of our subsidiary banks, a new proof and check imaging system,  implementation  of a customer call center, and a change in data processors for our Bardstown,  Kentucky subsidiary,
Community  Bank of  Kentucky,"  said  James  D.  Rickard,  President  and  Chief
Executive  Officer.  "We believe  these  improvements,  while  having a negative impact on earnings in the short run, will enable the Company to provide superior service,  which is what our customers expect and deserve, and provide a base for
improved  financial   performance  into  the  future."  Various  tax  strategies implemented during the first quarter of 2002 resulted in the lower effective tax rate.

     Management provided $69,000 more to the allowance for loan losses for  the three months ended March 31, 2001 as compared to the same period in 2002 because of an increase in the level of estimated loss exposure from loans  classified as substandard  and doubtful  during that period.  Non-interest  expense  increased
$377,000  from the  first  quarter  of 2001 to the same  quarter  in 2002 due to increased  compensation  and  benefits  expense  resulting  from the addition of
several  key  personnel,   increased  data   processing   expenses   related  to
improvements in the Company's core customer processing operations, and increases in marketing  and  advertising  and other  expenses.  Net interest  income after provision  for loan losses for the three months  ended March 31, 2002  decreased
$53,000  from the same period last year  primarily  because of a decrease in net interest margin,  which was partially offset by an increase in  interest-earning assets.

     "Our  experienced  staff has been active in capitalizing on the competitive
changes  in  our  market  areas,"  Rickard  commented.   "Customers  want  local
decision-making and superior service from their financial institution.  We are a community-oriented  banking  organization  and make decisions  right here in the communities in which we live and work. The appeal of a  locally-owned  financial institution is evident from our increasing growth in retail deposit accounts. We appreciate the continued  support of all of our stakeholders and look forward to creating  value  for all  members  of the  Community  Bank  Shares  family:  our employees, stockholders, customers and communities."

     Community  Bank  Shares of  Indiana,  Inc.  is the  parent  company  of two full-service  banking  subsidiaries-Community  Bank of  Southern  Indiana in New
Albany,  Indiana, and Community Bank of Kentucky,  in Bardstown,  Kentucky.  The
Company is traded on the Nasdaq under the symbol CBIN.

                      [TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
In Thousands
(Unaudited)
                                               March 31,           December 31,            March 31,
                                                 2002                  2001                   2001
ASSETS
Cash and interest-bearing
      deposits with banks                      $  11,098             $  11,099             $  18,992
Investment securities                             95,171                99,101                82,888
Loans receivable, net                            303,203               295,431               283,116
Premises and equipment                            11,181                11,216                10,579
Other assets                                      22,686                12,769                11,687
                                        _____________________________________________________________
Total Assets                                   $ 443,339             $ 429,616             $ 407,262
                                        =============================================================
LIABILITIES
Deposits                                       $ 262,654             $ 255,892             $ 253,998
Borrowed funds                                   135,586               128,075               108,925
Other liabilities                                  2,997                 3,284                 2,255
                                        _____________________________________________________________
Total Liabilities                                401,237               387,251               365,178
                                        _____________________________________________________________

STOCKHOLDERS' EQUITY

Stockholders' equity                              42,102                42,365                42,084
                                        _____________________________________________________________
Total Liabilities and
      Stockholders' Equity                     $ 443,339             $ 429,616             $ 407,262
                                        =============================================================

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
In Thousands Except Per Share Data
(Unaudited)
                                                 Three Months Ended
                                                     March 31,
                                                2002              2001
Interest income                              $  6,346          $  7,756
Interest expense                                3,372             4,660
Provision for loan losses                         138               207
                                         ___________________________________
Net interest income after
      provision for loan losses                 2,836             2,889
Non-interest income                               643               533
Non-interest expense                            2,487             2,110
                                         ___________________________________
Net income before tax                             992             1,312
Income tax expense                                274               478
                                         ___________________________________
Net income                                   $    718          $    834
                                         ===================================
Basic earnings per share                     $   0.29          $   0.33
Diluted earnings per share                   $   0.29          $   0.33
                                         ===================================